Exhibit 10.4

NETAPP, INC.

RESTRICTED STOCK UNIT AGREEMENT

NetApp, Inc. (the “Company”) hereby grants you, (the “Participant”), an award of restricted stock units (“Restricted Stock Units”) under the NetApp, Inc. 1999 Stock Option Plan (the “Plan”). Subject to the provisions of Appendix A and Appendix B (both attached) and of the Plan, the principal features of this award are as follows:

Participant:

«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME»

«ADDRESS_LINE_1»

«ADDRESS_LINE_2»

«CITY», «STATE» «ZIP_CODE»

«COUNTRY»

Grant Date: «GRANT_DATE»

Grant Number: «NUM»

Number of Restricted Stock Units: «SHARES»

Vesting Commencement Date: «VEST_BASE_DATE»

Vesting of Restricted Stock Units: The Restricted Stock Units will vest according to the following schedule:

Twenty-five percent (25%) of the Restricted Stock Units will vest on the first annual anniversary of the Vesting Commencement Date, and on the next three annual anniversary dates thereafter, subject to Participant’s continuous Service through each such date.

Unless otherwise defined herein or in Appendix A or Appendix B, capitalized terms herein or in Appendix A or Appendix B will have the defined meanings ascribed to them in the Plan.

Participant acknowledges and agrees that by clicking the “ACCEPT” button on the Company’s on-line grant agreement (“OLGA”) response page, it will act as Participant’s electronic signature to the Restricted Stock Unit Agreement which includes Appendix A and Appendix B hereto (the “Agreement”) and will result in a contract between Participant and the Company with respect to this award of Restricted Stock Units. Participant agrees and acknowledges that Participant’s electronic signature indicates Participant’s agreement and understanding that this award of Restricted Stock Units is subject to all of the terms and conditions contained in Appendix A and Appendix B and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Paragraphs 3 through 5 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND APPENDIX B (FOR THE PARTICULAR COUNTRY THAT APPLIES TO PARTICIPANT), WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

Participant should retain a copy of Participant’s electronically signed Agreement; Participant may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Administration at stockadmin@netapp.com. If Participant would prefer not to electronically sign this Agreement, Participant may accept this Agreement by signing a paper copy of the Agreement and delivering it to Stock Administration at 495 E. Java Drive, Sunnyvale, CA 94089. A copy of the Plan is available upon request made to Stock Administration.

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

Grant # «NUM»

1.	Grant. The Company hereby grants to the Participant under the Plan an award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement and the Plan.

2.	Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a share of Common Stock (or a cash amount equal to the value of a share on the date it becomes vested if the Company elects to settle the Restricted Stock Unit in cash) on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.	Vesting Schedule. Subject to Section 4, the Restricted Stock Units awarded by this Agreement will vest in the Participant according to the vesting schedule set forth on the attached Restricted Stock Unit Agreement, subject to the Participant’s continuous Service through each such date. For the purposes of this Agreement, Service shall not include any notice of termination period (e.g., garden leave, etc.) during which the Participant is not providing active Service to the Company or one of its affiliates.

4.	Forfeiture upon Termination of Continuous Service. Notwithstanding any contrary provision of this Agreement, if the Participant’s continuous Service terminates for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

5.	Payment after Vesting. Any Restricted Stock Units that vest in accordance with Section 3 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole shares of Common Stock, provided that to the extent determined appropriate by the Company, any federal, state, foreign and local withholding taxes (including but not limited to income tax, payment on account and social insurance contributions) with respect to such Restricted Stock Units will be paid by reducing the number of shares actually paid to the Participant (see Section 7). Subject to the provisions of Sections 2 and 5(b), vested Restricted Stock Units will be paid in whole shares of Common Stock as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half (2 1⁄2) months from the later of (i) the end of the Company’s tax year that includes the vesting date, or (ii) the end of Participant’s tax year that includes the vesting date.

a.

Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination of continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A to the extent Section 409A is applicable, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of continuous Service and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination of continuous Service, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of continuous Service, unless Participant dies following his or her termination, in which case, the Restricted Stock Units will be paid in shares of Common Stock in accordance with Section 6 as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

6.	Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary or in accordance with applicable local laws, or if no beneficiary survives the Participant, administrator or executor of the Participant’s estate or other party entitled to the rights under applicable local laws. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.	Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no Shares of Common Stock will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Plan Administrator) will have been made by the Participant with respect to the payment of income (including federal, state, foreign and local taxes), employment, social insurance, payroll tax, payment on account and other taxes which the Company determines must be withheld with respect to such shares so issuable (the “Withholding Taxes”). Participant acknowledges that the ultimate liability for all Withholding Taxes legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Participant’s actual employer (the “Employer”) (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of Restricted Stock Units, the settlement of the Restricted Stock Units in shares of Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Withholding Taxes.

To satisfy the Withholding Taxes, the Company may withhold otherwise deliverable shares of Common Stock upon vesting of Restricted Stock Units, according to the vesting schedule, having a Fair Market Value equal to the minimum amount required to be withheld for the payment of the Withholding Taxes pursuant to such procedures as the Plan Administrator may specify from time to time. The Company will not retain fractional shares of Common Stock to satisfy any portion of the Withholding Taxes. If the Plan Administrator determines that the withholding of whole shares of Common Stock results in an over-withholding to meet the minimum tax withholding requirements, a reimbursement will be made to the Participant as soon as administratively possible.

If the Company does not withhold in shares of Common Stock as described above, prior to the issuance of shares of Common Stock upon vesting of Restricted Stock Units or the receipt of an equivalent cash payment, the Participant shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, the Participant authorizes the Company or the Employer to withhold all applicable Withholding Taxes legally payable by the Participant from the Participant’s wages or other cash compensation payable to the Participant by the Company or the Employer or from any equivalent cash payment received upon vesting of the Restricted Stock Units. Alternatively, or in addition, if permissible under local law, the Company may allow Participant to satisfy the Withholding Taxes payable by the Participant, by providing irrevocable instructions to a Company-designated broker to sell a sufficient number of shares of Common Stock otherwise deliverable to the Participant having a Fair Market Value equal to the Withholding Taxes, provided that such sale does not violate Company policy or Applicable Laws.

If the Participant fails to make satisfactory arrangements for the payment of the Withholding Taxes hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section 3, the Participant will permanently forfeit such Restricted Stock Units and any shares of Common Stock otherwise deliverable with respect thereto, and the Restricted Stock Units will not be issued to Participant.

8.	Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder (if any) unless and until certificates representing such shares are issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.

9.	No Effect on Service. The Participant’s service with the Company and its Subsidiaries is on an at-will basis only unless contrary to the terms of an employment agreement or applicable local law. Accordingly, the terms of the Participant’s service with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing or retaining the Participant (as the case may be), and the Company or the Subsidiary, as applicable, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or service of the Participant at any time for any reason whatsoever, with or without good cause subject to the terms of the Participant’s employment agreement or applicable local law.

10.	Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 495 East Java Drive, Sunnyvale, CA 94089, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing.

11.	Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12.	Leave of Absence. The vesting of Restricted Stock Units will not be suspended and will continue in accordance with the vesting schedule under this Agreement during Participant’s authorized leave of absence from the Corporation, or the Parent or Subsidiary employing Participant, subject to the remaining terms of this Agreement and the Plan.

13.	Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.	Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state, foreign or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any shares will violate federal or foreign securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of shares will no longer cause such violation (to the extent such deferral is not in violation of such laws). The Company will make all reasonable efforts to meet the requirements of any such state, foreign or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15.	Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

16.	Administrator Authority. The Plan Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Plan Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Plan Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18.	Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19.

Labor Law. By accepting this award of Restricted Stock Units, the Participant acknowledges that: (a) the grant of this award of Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) all determinations with respect to any future grants, including, but not limited to, the times when the Restricted Stock Units shall be granted, the number of shares of Common Stock issuable pursuant to each award of Restricted Stock Units, the time or times when Restricted Stock Units shall vest, will be at the sole discretion of the Company; (c) the Participant’s participation in the Plan is voluntary; (d) this award of Restricted Stock Units is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; (e) this award of Restricted Stock Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this award of Restricted Stock Units ceases upon termination of Service for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (h) this award of Restricted Stock Units has been granted to the Participant in the Participant’s status as an Employee, a non-employee member of the Board or a consultant or independent advisor of the Company or its Parent or Subsidiary; (i) any claims resulting from this award of Restricted Stock Units shall be enforceable, if at all, against the Company; (j) in consideration of the grant of this award, no claim or entitlement to compensation or damages shall arise from termination of the award or diminution in value of the award or any of the shares issuable under the award from termination of Participant’s Service by the Company or Employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and Participant irrevocably releases his or her Employer, the Company and its Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim; and (k) in the event that Employer is not the Company, the grant of the award will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Restricted Stock Units will not be interpreted to form an employment contract with the Employer or any Subsidiary.

20.	Disclosure of Participant Information.

a.	Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among, as applicable, Participant’s employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

b.

For Participants outside the U.S., Participant understands that Participant’s employer, the Company and its Subsidiaries, as applicable, hold certain personal information about Participant regarding Participant’s employment, the nature and amount of Participant’s compensation and the fact and conditions of Participant’s participation in the Plan, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, health, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”). Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact his or her local human resources representative.

21.	Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

22.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant acknowledges that the laws of the country in which Participant is working at the time of grant, vesting or the sale of shares of Common Stock received pursuant to this award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill.

23.	Translations. If Participant has received this Agreement or any other document or communication related to the Plan or this grant in a language other than English and the meaning in the translation is different than in the English version, the terms expressed in the English version will govern.

24.	Appendix B. Notwithstanding any provisions in this Agreement, the award shall be subject to any special terms and conditions set forth in any appendix to this Agreement (the “Appendix B”) for Participant’s country. Moreover, if Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix B constitutes part of this Agreement.

APPENDIX B

ADDITIONAL TERMS AND CONDITIONS OF THE

NETAPP, INC.

RESTRICTED STOCK UNIT AGREEMENT

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or you sell shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

ARGENTINA

Notifications

Securities Law Information. Neither the Restricted Stock Units nor the issuance of the shares are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. In the event that you transfer proceeds in excess of US$2,000,000 from the sale of shares into Argentina in a single month, you will be subject to certain exchange control laws. Please note that exchange control regulations in Argentina are subject to frequent change. You should consult with your personal legal advisor regarding any exchange control obligations that you may have.

AUSTRALIA

Terms and Conditions

Australian Addendum. You understand and agree that the Restricted Stock Units are offered subject to and in accordance with the terms of the Plan and the Australian Addendum to the Plan. You further agree to be bound by the terms of the Plan as supplemented for implementation in Australia by the Australian Addendum and the terms of the Restricted Stock Unit as set forth in the Agreement.

AUSTRIA

Notifications

Exchange Control Information. If you hold shares obtained through the Plan outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is as of December 31 and the deadline for filing the annual report is March 31 of the following year.

When shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all your accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

Consumer Protection Information. If the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, you may be entitled to revoke your acceptance of the Agreement under the conditions listed below:

i.	if you accept the Restricted Stock Units outside the business premises of the Company, you may be entitled to revoke your acceptance of the Agreement, provided the revocation is made within one week after you accept the Agreement.

ii.	The revocation must be in written form to be valid. It is sufficient if you return the Agreement to the Company or the Company’s representative with language which can be understood as your refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

BELGIUM

There are no country specific provisions.

BRAZIL

Notifications

Exchange Control Information. If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil (including shares of Company Common Stock) to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000.

BULGARIA

There are no country specific provisions.

CANADA

Terms and Conditions

Form of Settlement. Restricted Stock Units granted to employees resident in Canada shall be paid in shares only. In no event shall any of such Restricted Stock Units be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.

Termination of Service. This provision replaces Section 4 of the Agreement:

In the event of the termination of your Service for any reason (whether or not in breach of local labor laws), all unvested Restricted Stock Units shall be immediately forfeited without consideration. For purposes of the preceding sentence, your right to vest in the Restricted Stock Units will terminate effective as of the date that is the earlier of (1) the date you receive notice of termination of Service from the Company or the Employer, or (2) the date your Service terminates, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer providing Service for purposes of the Restricted Stock Units.

Authorization of Release and Transfer Necessary Personal Information. This provision supplements Section 20 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any

Parent or Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company and any Parent or Subsidiary to record such information and to keep such information in your employee file.

French Language Provision. The following provisions will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement a la présente convention.

CHILE

Notifications

Securities Law Information. Neither the Company nor the shares that may be issued under this award are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

Exchange Control Information. It is your responsibility to make sure that you comply with exchange control requirements in Chile when the value of your share transaction is in excess of US$10,000.

If the Restricted Stock Units are paid in shares and the aggregate value of the shares exceeds US$10,000, you must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within 10 days of the settlement of the Restricted Stock Units.

You are not required to repatriate funds obtained from the sale of shares acquired pursuant to your grant of Restricted Stock Units. However, if you decide to repatriate such funds, you must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, you must report the payment to a commercial bank or registered foreign exchange office receiving the funds.

If your aggregate investments held outside of Chile exceeds US$5,000,000 (including shares acquired under the Plan), you must report the investments annually to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

Please note that exchange control regulations in Chile are subject to change. You should consult with your personal legal advisor regarding any exchange control obligations that you may have prior to the vesting of the Restricted Stock Units.

Annual Tax Reporting Obligation. The Chilean Internal Revenue (the “CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the gains/losses from foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” If you are not a Chilean citizen and have been a resident in Chile for less than three years, you are exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website at http://www.sii.cl.

CHINA

Terms and Conditions

Due to local regulatory requirements, upon the vesting of the Restricted Stock Units, you agree to the immediate sale of any shares to be issued to you upon vesting and settlement of the award. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price. Upon the sale of the shares, the Company agrees to pay you the cash proceeds from the sale of the shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax Withholdings. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the shares issued upon the vesting of the Restricted Stock Units to China. You further understand that, under local law, such repatriation of your cash proceeds may need to be effectuated through a special exchange control account established by the Company, Parent or Subsidiary or the Employer, and you hereby consent and agree that any proceeds from the sale of any shares issued upon the vesting of the Restricted Stock Units you acquire may be transferred to such special account prior to being delivered to you. If the proceeds from the sale of your shares are converted to local currency, you acknowledge that the Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear the risk of any exchange conversion rate fluctuation between the date the Restricted Stock Units vest and the date of conversion of the proceeds from the sale of the shares issued upon vesting to local currency. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

CZECH REPUBLIC

Notifications

Exchange Control Information. The Czech National Bank may require you to fulfill certain notification duties in relation to the Restricted Stock Units and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the Restricted Stock Units to ensure compliance with current regulations. It is your responsibility to comply with applicable Czech exchange control laws.

DENMARK

Notifications

Exchange Control Information. If you establish an account holding shares or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)

Securities/Tax Reporting Information. If you hold shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the shares in the account without further request each year. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, you are also required to inform the Danish Tax Administration about this account. To do so, you must also file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk.

FINLAND

There are no country specific provisions.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the Restricted Stock Units, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly.

En acceptant cette attribution gratuite d’actions, vous confirmez avoir lu et comprenez le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Exchange Control Information. If you hold shares of Common Stock outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when you file your annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

GREECE

There are no country specific provisions.

HONG KONG

Terms and Conditions

Securities Notification. Warning: The Restricted Stock Units and shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, its Parent or Subsidiary. The Agreement, including this Appendix B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong nor have the documents been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units are intended only for the personal use of each eligible employee of the Employer, the Company or any Parent or Subsidiary and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Appendix B, or the Plan, you should obtain independent professional advice.

Settlement of Restricted Stock Units and Sale of Shares. In the event your Restricted Stock Units vest and shares are issued to you within six months of the grant date, you agree that you will not dispose of any shares acquired prior to the six-month anniversary of the grant date.

Notifications

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

HUNGARY

No country specific provisions.

INDIA

Notifications

Exchange Control Information. You understand that you must repatriate any proceeds from the sale of shares acquired under the Plan to India and convert the proceeds into local currency within 90 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Tax Information. The amount subject to tax at vesting will partially be dependent upon a valuation that the Company will obtain from a Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

INDONESIA

Notifications

Exchange Control Information. If you remit proceeds from the sale of shares into Indonesia, the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, you must complete a “Transfer Report Form.” The Transfer Report Form will be provided to you by the bank through which the transaction is made.

IRELAND

Notifications

Director Notification Obligation. If you are a director, shadow director or secretary of the Company’s Irish Subsidiary or affiliate, you must notify the Irish Subsidiary or affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ISRAEL

Terms and Conditions

Trust Arrangement. You understand and agree that the Restricted Stock Units are offered subject to and in accordance with the terms of the trust agreement. Specifically, the shares issued upon vesting of the Restricted Stock Units shall be delivered to and controlled by a trustee appointed by the Company or its Subsidiary or affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended (the ‘Ordinance’) or by the Israeli Tax Authority (the “Lock-Up Period”). The Restricted Stock Units and shares shall be controlled by the Trustee for the benefit of you and the provisions of Section 102 of the Ordinance and the Income Tax (Tax Abatement on the Grant of Shares to Employees) Regulations 2003 shall apply to such Restricted Stock Units or shares for all purposes. You shall be able, at any time, to request the sale of the shares or the release of the shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable law. Without derogating from the aforementioned, if the shares are released by the Trustee during the Lock-Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The Shares shall not be sold or released from the control of the Trustee unless the Company, the Employer and the Trustee are satisfied that the full amount of Withholding Taxes due have been paid or will be paid in relation thereto.

ITALY

Terms and Conditions

Data Privacy Notice. The following provision replaces Section 20 of the Agreement:

Participant understands that the Employer and/or the Company may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares held and the details of all Restricted Stock Units or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant is aware that providing the Company with the Data is necessary for the performance of this Agreement and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect his or her ability to participate in the Plan.

The Controller of personal data processing is [INSERT], with registered offices at [INSERT], USA, and, pursuant to D.lgs 196/2003, its representative in Italy is [INSERT NAME OF LOCAL SUB IN ITALY] with registered offices at [INSERT]. Participant understands that the Data may be transferred to the Company or any of its Subsidiaries or affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Shares acquired pursuant to the vesting of the Restricted Stock Units or cash from the sale of Shares acquired pursuant to the Plan may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Italy. The processing activity, including the transfer of Participant’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage his or her participation in the Plan. Participant understands that pursuant to art.7 of D.lgs 196/2003, he or she has the right, including but not limited to, access, delete, update, request the rectification of his or her personal Data and cease, for legitimate reasons, the Data processing. Furthermore, Participant is aware that his or her Data will not be used for direct marketing purposes.

Plan Document Acknowledgment. In accepting the Restricted Stock Units, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix B, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix B.

In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following clauses in the Agreement: Section 4 (Forfeiture upon Termination of Continuous Service); Section 7 (Withholding of Taxes); Section 19 (Labor Law); and Section 20 (Disclosure of Participant Information).

Notifications

Tax/Exchange Control Information. You are required to report on your annual tax return:

(a) any transfers of cash or shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; (b) any foreign investments or investments (including the shares issued at vesting of the Restricted Stock Units, cash or proceeds from the sale of shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy (this will include reporting the shares issued at vesting of the Restricted Stock Units if the fair market value of such shares combined with other foreign assets exceed €10,000); and (c) the amount of the transfers to and from abroad which have had an impact during the calendar year on your foreign investments or investments held outside of Italy. You are exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.

JAPAN

There are no country specific provisions.

KAZAKHSTAN

Notifications

Exchange Control Information. Although Kazakh residents are no longer required to obtain a license from the National Bank of Kazakhstan before obtaining securities in foreign companies, you are nevertheless required to notify the National Bank of Kazakhstan when you acquire Shares under the Plan.

KOREA

Notifications

Exchange Control Information. If you realize US$500,000 or more from the sale of shares, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

LUXEMBOURG

Notifications

Exchange Control Information. You are required to report any inward remittances of funds to the Banque Central de Luxembourg and/or the Service Central de La Statistique et des Etudes Economiques within 15 working days following the month during the transaction occurred. If a Luxembourg financial institution is involved in the transaction, it generally will fulfill the reporting obligation on your behalf.

MALAYSIA

Notifications

Malaysian Insider Trading Notification. You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of shares or rights to shares under the Plan. Under the Malaysian insider-trading rules, you are prohibited from acquiring or selling shares or rights to shares (e.g., an award under the Plan) when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of Shares once such information is generally available.

Director Notification Obligation. If you are a director of the Company’s Malaysian Subsidiary or affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary or affiliate in writing when you receive or dispose of an interest (e.g., an award under the Plan or shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

Terms and Conditions

Modification. By accepting the Restricted Stock Units, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The award of Restricted Stock Units the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at [INSERT] U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and the sole employer is as applicable, nor does it establish any rights between you and the Employer.

Plan Document Acknowledgment. By accepting the award of Restricted Stock Units, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent, Subsidiary or affiliates are not responsible for any decrease in the value of the shares underlying the Restricted Stock Units.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any Parent, Subsidiary or affiliates with respect to any claim that may arise under the Plan.

Spanish Translation

Modification. Al aceptar las Unidades de Accion Restringida, usted reconoce y acuerda que cualquier modification del Plan o su terminacion no constituye un cambio o desmejora de los terminos y condiciones de empleo.

Declaracion de Politica. El Otorgarmiento de Unidades de Accion Restringida de la Compañia en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañia se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.

La Compañia, con oficinas registradas ubicadas en, es la unica responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre usted y la Compañia, ya que su participación en el Plan es completamente comercial y el unico empleador es en caso de ser aplicable, asi como tampoco establece ningun derecho entre la persona que tenga el derecho a optar y el Empleador.

Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acción Restringida, usted reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, reconoce que ha leido, y que aprueba especifica y expresamente los términos y condiciones contenidos en la Renuncia de Derecho o Reclamo por Compensación del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el plan y la participación en el mismo es ofrecida por la Compañia de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañia, asi como su Sociedad controlante, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las Unidades de Acción Restringida.

Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañia por compensación, dano o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, asi como a la Compañia, a su Sociedad controlante, Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

NETHERLANDS

Notifications

Insider-Trading Notification. You should be aware of the Dutch insider-trading rules, which may impact the sale of shares issued to you at vesting and settlement of the award. In particular, you may be prohibited from effectuating certain transactions involving shares if you have inside information about the Company. If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.

NEW ZEALAND

There are no country specific provisions.

NIGERIA

There are no country specific provisions.

NORWAY

There are no country specific provisions.

PHILIPPINES

Notifications

Securities Law Notice. You acknowledge that you are permitted to sell shares acquired under the Plan through the designated Plan broker appointed by the Company (or such other broker to whom you may transfer the Shares), provided that such sale takes place outside of the Philippines through the facilities of the NASDAQ Global Select Market on which the shares are listed.

POLAND

Notifications

Exchange Control Information. If you hold foreign securities (including shares) and maintain accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds €15,000, you must file reports on the transactions and balances of the accounts on a quarterly basis by the 20th day of the month following the end of each quarter and an annual report by no later than January 30 of the following calendar year. Such reports are filed on special forms available on the website of the National Bank of Poland.

PORTUGAL

Notifications

Exchange Control Information. If you receive shares upon vesting, the acquisition of the shares should be reported to the Banco de Portugal for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on your behalf. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, you are responsible for submitting the report to the Banco de Portugal.

ROMANIA

Notifications

Exchange Control Information. If you deposit the proceeds from the sale of shares issued to you at vesting in a bank account in Romania, you may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. You should consult your personal advisor to determine whether you will be required to submit such documentation to the Romanian bank.

RUSSIA

Terms and Conditions

U.S. Transaction. You understand that the Restricted Stock Units shall be valid and this Agreement shall be concluded and become effective only when the Agreement is electronically received by the Company in the United States. Upon vesting of the Restricted Stock Units, any shares to be issued to you shall be delivered to you through a bank or brokerage account in the United States. You are not permitted to sell the shares directly to other Russian legal entities or individuals.

Notifications

Exchange Control Information. Under current exchange control regulations, within a reasonably short time after sale of the shares acquired under the Plans, you must repatriate the sale proceeds to Russia. Such sale proceeds must be initially credited to you through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.

You are encouraged to contact your personal advisor before remitting your sale proceeds to Russia as exchange control requirements may change.

Securities Law Notification. This Appendix B, the Agreement, the Plan and all other materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

SAUDI ARABIA

Notifications

Securities Law Information. The Agreement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of the Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement. You are hereby advised to conduct your own due diligence on the accuracy of the information relating to the Shares. If you do not understand the contents of the Agreement, you should consult an authorized financial advisor.

SINGAPORE

Notifications

Securities Law Information. The award of Restricted Stock Units is being made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) pursuant to which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If you are a director, associate director or shadow director of the Company’s Singapore Subsidiary or affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Subsidiary or affiliate in writing when you receive an interest (e.g, Restricted Stock Units or shares) in the Company or any Parent, Subsidiary or affiliate. In addition, you must notify the Company’s Singapore Subsidiary or affiliate when you sell shares or shares of any Parent, Subsidiary or affiliate (including when you sell shares issued upon vesting and settlement of the award). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Parent, Subsidiary or affiliate. In addition, a notification of your interests in the Company or any Parent, Subsidiary or affiliate must be made within two days of becoming a director.

SLOVENIA

There are no country specific provisions.

SOUTH AFRICA

Terms and Conditions

Taxes. By accepting the Restricted Stock Units, you agree that, immediately upon vesting and settlement of the Restricted Stock Units, you will notify the Employer of the amount of any gain realized. If you fail to advise the Employer of the gain realized upon vesting and settlement, you may be liable for a fine. You will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Employer.

Notifications

Exchange Control Information. Because no transfer of funds from South Africa is required under the awards, no filing or reporting requirements should apply when the award is granted or when Shares are issued upon vesting and settlement of the Restricted Stock Units. However, because the exchange control regulations are subject to change, you should consult your personal advisor prior to vesting and settlement of the award to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in South Africa.

SPAIN

Terms and Conditions

No Entitlement for Claims or Compensation. The following provision supplements

Section 19 of the Agreement:

By accepting the award, you consent to participation in the Plan, and acknowledge that you have received a copy of the Plan document. You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to make awards of Restricted Stock Units under the Plan to individuals who may be Consultants, Directors, Employees and Non-Employee Directors throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Restricted Stock Units will not economically or otherwise bind the Company or any Parent or Subsidiary, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the award is given on the assumption and condition that the Restricted Stock Units shall not become part of any employment contract (whether with the Company or any Parent, Subsidiary or affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the award, which is gratuitous and discretionary, since the future value of the Restricted Stock Units and the underlying shares is unknown and unpredictable. You also understand that this award would not be made but for the assumptions and conditions set forth hereinabove; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the award, the Restricted Stock Units and any right to the underlying shares shall be null and void.

Notifications

Exchange Control Information. You must declare the acquisition of Shares to the Dirección General de Politica Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia for statistical purposes. You must also declare the ownership of any shares with the Directorate of Foreign Transactions each January while the shares are owned. In addition, you wish to import the share certificates into Spain, you must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

Tax Information. Effective October 2012, if you hold assets or rights outside of Spain (including shares acquired under the Plan), you may have to file an informational tax report with the tax authorities declaring such ownership. Generally, if the value of your foreign investments exceeds €50,000, you may have to file this informational return. Please note that reporting requirements are based on what you have previously disclosed and the increase in value of such and the total value of certain groups of foreign assets. Also, the thresholds for annual filing requirements may change each year Therefore, you should consult your personal advisor regarding whether you will be required to file an informational tax report for asset and rights that you hold abroad.

SWEDEN

There are no country specific provisions.

SWITZERLAND

Notifications

Securities Law Notification The award is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland.

TAIWAN

Notifications

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND

Notifications

Exchange Control Information. When you sell shares issued to you at vesting, you must repatriate all cash proceeds to Thailand and then convert such proceeds to Thai Baht within 360 days of repatriation. If the amount of your proceeds is US$20,000 or more, you must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. You should consult your personal advisor before taking action with respect to remittance of proceeds from the sale of Shares into Thailand. You are responsible for ensuring compliance with all exchange control laws in Thailand.

TURKEY

There are no country specific provisions.

UNITED ARAB EMIRATES

There are no country specific provisions.

UNITED KINGDOM

Terms and Conditions

Joint Election. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Parent or Subsidiary employing or retaining you in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, you agree to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Parent or Subsidiary employing or retaining you. You further agree that the Company and/or the Parent or Subsidiary employing or retaining you may collect Employer’s NICs from you by any of the means set forth in Section 7 of the Agreement.

If you do not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by you and the Company or the Parent or Subsidiary employing or retaining you, as applicable, the Company, in its sole discretion and without any liability to you, may choose not to issue or deliver any shares of Common Stock to you at vesting and you will forfeit your Restricted Stock Units.

Tax and National Insurance Contributions Acknowledgment. The following provisions supplement Section 7 of the Agreement:

You agree that if you do not pay or the Employer or the Company does not withhold from you the full amount of Withholding Taxes that you owe due to the vesting of the Restricted Stock Units, or the release or assignment of the Restricted Stock Units for consideration, or the receipt of any other benefit in connection with the Restricted Stock Units (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003,

then the amount that should have been withheld shall constitute a loan owed by you to the Employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Employer, by withholding in Shares issued upon vesting and settlement of the Restricted Stock Units or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from you. You also authorize the Company to delay the issuance of any Shares to you unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and Withholding Taxes are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected Withholding Taxes may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 7 of the Agreement.

UNITED STATES

There are no country specific provisions.

*****